UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Republic First Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐ Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (the “Company”).

Item 1. On March 31, 2022, Driver sent two letters to the Company, copies of which are reproduced below.

March 31, 2022

Board of Directors

c/o Kemma Brown

Corporate Secretary

Republic First Bancorp, Inc.

Two Liberty Place

50 S. 16th Street, Suite 2400

Philadelphia, PA 19102

Via email

Board Members,

Reference is made to the complaint (the “Norcross Complaint”) filed by George E. Norcross III on March 30, 2022, against Republic First Bancorp, Inc. (“FRBK”) seeking to enforce his rights as a shareholder pursuant to 15 Pa. C.S. § 1508.

As you are aware, Driver Opportunity Partners I LP (together with its general partner, Driver Management Company LLC, “Driver”) has also made a demand to inspect certain of FRBK’s books and records pursuant to 15 Pa. C.S. § 1508. Among other things, Driver has requested a shareholder list and related information (the “Shareholder List”) for the purpose of soliciting proxies at FRBK’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). While Driver does not believe that FRBK has any cognizable interest in, or right to, keep the Shareholder List confidential, Driver is willing (purely as an accommodation) to sign a confidentiality agreement as a condition to receiving the Shareholder List so long as the terms thereof are reasonable and reasonably tailored to the purpose for which the Shareholder List is sought.

Based on previous experience with FRBK’s Pennsylvania counsel, I had assumed that FRBK’s repeated failure to produce a marginally acceptable draft of a confidentiality agreement was due to lack of relevant experience. However, after review of the Norcross Complaint, I am inclined to agree with Mr. Norcross’ conclusions and realize that what I thought was merely incompetence is more likely bad faith.

Absent receipt of an acceptable draft confidentiality agreement in the immediate term, Driver will also be taking action to enforce its rights as a shareholder pursuant to 15 Pa. C.S. § 1508.

Shareholders will have a choice in the election of directors at the 2022 Annual Meeting. Obviously, it is your choice if you want to establish a record of attempting to impair Driver’s (and other shareholders’) ability to solicit proxies for the election of directors, but I trust you understand that record will be considered by shareholders when considering how to cast their vote.

Driver Management Company LLC

/s/J. Abbott R. Cooper

2

March 30, 2022

Kemma Brown

Corporate Secretary

Republic First Bancorp, Inc.

Two Liberty Place

50 S. 16th Street, Suite 2400

Philadelphia, PA 19102

Via Email and FedEx

Ms. Brown,

Driver Opportunity Partners I LP (“Driver” or the “Requesting Shareholder”) is the record owner of 1,000 shares of the common stock (the “Common Stock”), of Republic First Bancorp, Inc. (the “Corporation”). Pursuant to 15 Pa. C.S. § 1508, Driver is hereby exercising its right to inspect certain books and records and demands to inspect (and make copies or extracts therefrom) the following (collectively, the “Books and Records”):

1.	A list of all the purchasers of the Corporation’s 7.0% perpetual noncumulative convertible preferred stock, Series A, $0.01 par value per share (the “Convertible Preferred”);

2.	Any documents regarding the terms and conditions of the Convertible Preferred, including without limitation any analyses of other alternative methods for raising capital that might have been available to the Corporation at the time the decision to issue the Convertible Preferred was made;

3.	Any documents recording, evidencing or otherwise relating to the conversion of any shares of the Convertible Preferred into the Corporation’s common stock (the “Common Stock”) as of the date hereof and as of the record date for the Corporation’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”);

4.	Any documents relating to the identification (i.e., what potential investors were targeted, how where they targeted, etc.) of potential purchasers of the Convertible Preferred as well as a list of all persons contacted in connection with the issuance and sale of 2,000,000 shares of the Convertible Preferred completed on August 26, 2020, including any records of potential purchasers identified or contacted by Vernon Hill; and

5.	Any documents relating to any communications between Mr. Hill and any holder of shares of the Convertible Preferred (whether or not such shares of Convertible Preferred were subsequently converted into shares of Common Stock).

Pursuant to the terms of the Convertible Preferred, the holders thereof are entitled to a 7.0% annual dividend and can convert shares of Convertible Preferred into shares of Common Stock at a conversion price of $3.00 per share. On August 26, 2020, the Corporation completed an offering of 2,000,000 shares of Convertible Preferred. According to information contained in the Corporation’s Proxy Statement dated March 23, 2021, as of March 8, 2021, Mr. Hill owned 200,000 shares of Convertible Preferred. If all the shares of Convertible Preferred were converted into shares of Common Stock, the holders of the Convertible Preferred would hold, in the aggregate, 16.6 million shares of Common Stock, which would represent approximately 22% of the then outstanding (i.e., after giving effect to the conversion of the Convertible Preferred) shares of Common Stock.

Driver believes that the terms of the Convertible Preferred were intended to be particularly attractive to investors and that Mr. Hill hand selected the purchasers of the Convertible Preferred in order to ensure that, if Mr. Hill ever requested, the holders of the Convertible Preferred would convert their shares of Convertible Preferred into shares of Common Stock and then vote those shares in accordance with Mr. Hill’s wishes.

Under Pennsylvania law, Driver has the right to make its own inspection of the Books and Records and make its own determination as to whether the Corporation is being properly managed.1 Driver is making this demand to inspect the Books and Records to determine whether the Corporation is being properly managed. Specifically, the purpose of this demand is to investigate whether (i) Mr. Hill, the Corporation’s chief executive officer and chairman of its board of directors (the “Board”) handpicked the purchasers of the Convertible Preferred in order to ensure that, if he requested, the holders of the Convertible Preferred would convert their shares of Convertible Preferred into shares of Common Stock and vote those shares in accordance with Mr. Hill’s wishes, (ii) the terms of the Convertible Preferred were intended to be particularly attractive to investors in order make those investors more likely to support Mr. Hill if so requested, (iii) Mr. Hill is currently encouraging holders of the Convertible Preferred to convert their shares of Convertible Preferred into shares of Common Stock and (iv) Mr. Hill is seeking the support of those holders in connection with the contested election of directors at the 2022 Annual Meeting, all in an attempt to further entrench himself as CEO and Chairman of the Board.

_________________________________

1 See, Zerbey v. J.H. Zerbey Newspapers, Inc., 560 A.2d 191, 198 (Pa. Super. Ct. 1989)(holding that wanting to determine whether a corporation “is being properly managed in a general sense” constitutes a proper purpose under 15 Pa. C.S. § 1508).

3

As used herein:

•	The term “Communication” or “Communications” means any attempted transmittal of information (in the form of facts, ideas, inquiries, or otherwise), regardless of whether such disclosure, exchange, transfer or transmittal was initiated or received by an individual or a system.

•	The term “Document” or “Documents” is intended to be interpreted in the broadest possible sense and includes, but is not limited to, all electronic data and all Communications which are stored or retrievable or recorded in any manner and also includes, without limitation, any writing or other record of information or images.

•	The term “including” means “including without limitation” or “including, but not limited to.”

•	The term “concerning” means in connection with, involving, relating to, or in any way pertaining to, either directly or indirectly.

Pursuant to 15 Pa. C.S. § 1508(c), the Corporation has five business days from the date hereof to reply to this demand. Please advise the undersigned as promptly as practicable when and where the books and records covered by this demand will be made available to Driver. To the extent the Corporation wishes to provide Driver with copies of the books and records covered by this demand, Driver will bear the reasonable out of pocket costs incurred by the Corporation in copying and delivering those books and records to Driver. If the Corporation contends this demand is incomplete or deficient in any respect, please notify the undersigned immediately in writing setting for the facts that the Corporation contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Driver will assume that this demand complies in all respects with the requirements of 15 Pa. C.S. § 1508.

The Requesting Shareholder has designated and authorized, as his agent to conduct the inspection and copying of the Books and Records requested herein, Morgan, Lewis & Bockius LLP and Olshan Frome Wolosky LLP and their respective partners, associates, employees and other persons designated by them, and acting together, singly or in combination. A copy of the power-of-attorney granted to such designees is attached hereto as Exhibit A.

Driver Opportunity Partners I LP
By:	Driver Management Company, its general partner

By:	/s/ J. Abbott R. Cooper
Managing Member

I verify that the statements made in this demand are true and correct. I understand that any false statements made herein are subject to the penalties of 18 Pa. C.S. § 4904.

Date: 3/31/22	Signed: J. Abbott R. Cooper

4

EXHIBIT A

Power of Attorney

POWER OF ATTORNEY

KNOW ALL PERSONS that J. Abbott R. Cooper, acting in his capacity as managing member of Driver Management Company LLC, the general partner of Driver Opportunity Partners I LP (together with Driver Management Company LLC, “Driver”), on March 31, 2022, does hereby make, constitute and appoint Morgan, Lewis & Bockius LLP and Olshan Frome Wolosky LLP and their respective partners, associates, employees and other persons designated by Morgan, Lewis & Bockius LLP and Olshan Frome Wolosky LLP, as the true and lawful attorneys-in-fact and agents for Driver in its name, place and stead, giving and granting unto said attorneys and agents full power and authority to act on its behalf, as a shareholder of Republic First Bancorp, Inc., a Pennsylvania corporation, to seek the production, and to engage in the inspection, and to make copies and extracts from, records and documents of every kind and description, including all Requested Books and Records (as such term is defined in such letter) that Driver demanded pursuant to 15 Pa. C.S. § 1508 by letter dated March 31, 2022.

Driver reserves all rights on his part to do any act that said attorneys and agents hereby are authorized to do or perform. This Power of Attorney may be terminated by Driver or said attorneys and agents by written notice to the other.

/s/ J. Abbott R. Cooper
Name: J. Abbott R. Cooper

5

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania Company (the “Company”).

DRIVER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Opportunity”), J. Abbott R. Cooper, Peter B. Bartholow, Pamela D. Bundy and Richard H. Sinkfield III.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 697,353 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). As of the date hereof, Driver Opportunity beneficially owns directly 340,496 shares of Common Stock, including 1,000 shares held in record name. As the investment advisor of certain managed accounts (the “Managed Accounts”), Driver Management may be deemed to beneficially own 334,925 shares of Common Stock (consisting of shares of Common Stock held in the Managed Accounts). Driver Management, as the general partner of Driver Opportunity, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. Mr. Cooper, as the Managing Member of Driver Management, may be deemed to beneficially own the shares of Common Stock directly beneficially owned by Driver Opportunity and held in the Managed Accounts. As of the date hereof, Mr. Bartholow directly beneficially owns 6,000 shares of Common Stock. As of the date hereof, Ms. Bundy directly beneficially owns 10,000 shares of Common Stock. As of the date hereof, Mr. Sinkfield directly beneficially owns 5,932 shares of Common Stock.

6